UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 7, 2015 (June 30, 2015)

HERTZ GLOBAL HOLDINGS, INC.

THE HERTZ CORPORATION

(Exact name of registrant as specified in its charter)

Delaware Delaware	001-33139 001-07541	20-3530539 13-1938568
(State of Incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

999 Vanderbilt Beach Road, 3rd Floor

Naples, Florida 34108

999 Vanderbilt Beach Road, 3rd Floor

Naples, Florida 34108

(Address of principal executive offices,
including zip code)

(239) 552-5800

(239) 552-5800

(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(b)

Richard D. Broome stepped down as Executive Vice President, Corporate Affairs and Communications and as an employee of Hertz Global Holdings, Inc. (“HGH”) and The Hertz Corporation (together with HGH, the “Companies”), effective as of July 1, 2015.

(e)

Separation Agreement for Richard D. Broome

In connection with Mr. Broome’s resignation, Mr. Broome and the Companies entered into a mutually agreed separation and general release agreement (the “Separation Agreement”), dated as of July 1, 2015, pursuant to which they agreed to treat his separation as a “qualifying termination” (within the meaning of the Hertz Global Holdings, Inc. Severance Plan for Senior Executives (the “Severance Plan”)).  The material terms of the Separation Agreement are as follows:

Severance Payment

In satisfaction of Mr. Broome’s entitlements under the Severance Plan and his commitments under the Separation Agreement, Mr. Broome will be entitled to a cash severance payment in the amount of $942,800.

2015 Pro Rata Bonus

In satisfaction of Mr. Broome’s entitlements under the Severance Plan and his commitments under the Separation Agreement, Mr. Broome will be eligible for a bonus in respect of 2015 (determined based on the Companies’ actual performance in respect of 2015 and Mr. Broome’s individual performance modifier deemed achieved at target), prorated for the portion of the year during which Mr. Broome was employed by the Companies, payable in accordance with the bonus plan.

Equity Awards

In consideration for Mr. Broome’s compliance with the terms of the Separation Agreement, Mr. Broome will be eligible to receive his performance stock units (“PSUs”) that were scheduled to be issued in 2015, provided that any such shares of HGH common stock underlying such PSUs shall not be issued until after the Compensation Committee of the Board of Directors of HGH certifies the performance results for such PSUs.  All other unvested equity awards held by Mr. Broome will be forfeited.

In addition, the post-termination exercise periods applicable to Mr. Broome’s options will be tolled until the Companies have filed all required reports under Section 13 or 15(d) of the Securities Exchange Act of 1934 and the Form S-8 registration statement covering these options again becomes eligible for use.

Health Plan Coverage; Outplacement

In satisfaction of Mr. Broome’s entitlements under the Severance Plan and his commitments under the Separation Agreement, Mr. Broome will be eligible for the payment of premiums for health and welfare insurance to the same extent paid by the Companies immediately prior to Mr. Broome’s termination of employment for the first 18 months thereafter (or, if earlier, the date on which Mr. Broome becomes eligible for comparable health and welfare benefits through a new employer).

In addition, Mr. Broome is entitled to outplacement benefits of $25,000 under the Severance Plan, to be provided within the period of July 1, 2015 to December 31, 2016.

Indemnification

In satisfaction of Mr. Broome’s entitlements under the Severance Plan and his commitments under the Separation Agreement, the Companies have agreed to indemnify Mr. Broome to the fullest extent permitted by Delaware law from costs and liabilities incurred in defense of litigation arising out of his employment, except to the extent arising out of or based upon Mr. Broome’s gross negligence or willful misconduct.

Restrictive Covenants

Mr. Broome reaffirmed his commitment to be bound by the restrictive covenants concerning noncompetition, nonsolicitation of employees and nondisparagement contained in the Severance Plan, except that the noncompetition provision was updated to provide that the scope of the noncompetition provision would cover the current competitors of the Companies.

Release of Claims

In consideration for the promises and payments made by the Companies under the Separation Agreement, Mr. Broome has agreed to a general release of claims in favor of the Companies and their affiliates.

Letter Agreement for John P. Tague

On June 30, 2015, HGH and the Chief Executive Officer of the Companies, John P. Tague, agreed to amend the performance conditions contained in the employee stock option agreement, dated November 21, 2014 between HGH and Mr. Tague.

As previously reported on the Companies’ Current Report on Form 8-K filed with the Securities and Exchange Commission on November 25, 2014, upon commencing employment Mr. Tague was granted options to purchase 1,000,000 shares of HGH common stock.  Pursuant to the terms of the original grant, 50% of the option grant (the “Transition Options”) would vest on December 31, 2015 if Mr. Tague develops and presents a business plan by June 30, 2015 that is approved by the Board (the “Business Plan Goal”), and a management team that is reasonably acceptable to the Board is in place by December 31, 2015 (the “Management Goal”), subject to Mr. Tague’s continued employment through the vesting date.

The Board, after deliberation and discussion regarding the performance conditions, amended the dates for Mr. Tague to achieve the Business Plan Goal and the Management Goal.  In order to for the Transition Options to vest, Mr. Tague must satisfy the Business Plan Goal by December 31, 2015 and the Management Goal by June 30, 2015.  The amendment did not change any other terms of the options awarded to Mr. Tague.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERTZ GLOBAL HOLDINGS, INC. THE HERTZ CORPORATION
(Registrant)

By:	/s/ Thomas C. Kennedy
Name:	Thomas C. Kennedy
Title:	Senior Executive Vice President and Chief Financial Officer

Date: July 7, 2015